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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT
August 17, 2001                                     Larry Alves
                                                    Chief Financial Officer
                                                    813.226.2600 ext. 1019
                                                    larry.alves@powercerv.com

                      POWERCERV MOVES TO OTC BULLETIN BOARD

TAMPA, Fla. - PowerCerv Corporation (OTCBB: PCRV) today announced that its common stock, previously traded on the Nasdaq SmallCap Market, commenced trading on the OTC Bulletin Board(R) (OTCBB) on August 16, 2001.

Marc Fratello, Chairman and CEO of PowerCerv, said, "Day-to-day operations remain unaffected, and our entire organization will continue working diligently to improve operating performance. PowerCerv remains focused on enhancing shareholder value."

PowerCerv provided the Nasdaq panel with evidence of its current compliance with the shareholders' equity/net tangible assets requirement, as well as what the company considered reasonable support for its view that it can sustain compliance with all applicable listing requirements for the foreseeable future. Under the circumstances the company is giving serious consideration to requesting a review of the panel's decision by the Nasdaq Listing and Hearing Review Council.

ABOUT POWERCERV

PowerCerv provides Integrated Enterprise Response to small-to-midsize manufacturers and distributors. Featuring fully integrated enterprise applications with innovative e-business capabilities, PowerCerv solutions enable companies to completely integrate and extend the management of front-office and back-office operations. With Integrated Enterprise Response, companies extend their enterprise operations across the virtual supply chain and successfully respond to customers, suppliers, partners and employees around the world. For more information contact PowerCerv at (813) 226-2600, fax (813) 222-0886 or visit www.powercerv.com.


Statements contained in this press release that are not historical fact are "forward-looking statements." These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors which may affect the Company's results include, but are not limited to, fluctuations in quarterly activities and results of operations, competition, economic and market condition risks, lengthy sales cycles, ability to manage change and other risk factors detailed in the Company's most recent annual report and other filings with the SEC.